                                                                   EXHIBIT 10.29

                            PRIDE INTERNATIONAL, INC.

                           EMPLOYMENT/NON-COMPETITION/
                            CONFIDENTIALITY AGREEMENT

                                LOUIS A. RASPINO

              EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:                                    The date of execution set forth below.

COMPANY/EMPLOYER:                        Pride International, Inc.,
                                         a Delaware corporation
                                         5847 San Felipe, Suite 3300
                                         Houston, Texas  77057

EMPLOYEE:                                Louis A. Raspino
                                         26 Rains Way
                                         Houston, Texas  77007

                  This Employment/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the "Company" and as further defined below) and Louis A. Raspino ("Employee") dated effective as of December 3, 2003 (the "Agreement") is made on the terms as herein provided.

                                    PREAMBLE

                  WHEREAS, the Company wishes to attract and retain well-qualified employees and key personnel and to assure itself of the continuity of its management;

                  WHEREAS, the Company recognizes that Employee will serve as a valuable resource of the Company, and the Company desires to be assured of the continued services of Employee;

                  WHEREAS, the Company desires to obtain assurances that Employee will devote his best efforts to his employment with the Company and will not enter into competition with the Company in its business as now conducted and to be conducted, or solicit customers or other employees of the Company to terminate their relationships with the Company;

                  WHEREAS, Employee will serve as a key employee of the Company, and he acknowledges that his talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company;

                  WHEREAS, the Company is concerned that in the event of a possible or threatened Change in Control (as defined below) of the Company, Employee may feel insecure, and therefore the Company desires to provide security to Employee in the event of a Change in Control;

                  WHEREAS, the Company further desires to assure Employee that if a possible or threatened Change in Control should arise and Employee should be involved in deliberations or negotiations in connection therewith, Employee would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and to this end desires to protect Employee from any direct or implied threat to his financial well-being by a Change in Control;

                  WHEREAS, Employee is willing to continue to serve as such but desires assurances that in the event of such a Change in Control he will continue to have the employment status and responsibilities he could reasonably expect absent such event and, that in the event this turns out not to be the case, he will have fair and reasonable severance protection on the basis of his service to the Company to that time;

                  WHEREAS, different factors impact the Company and Employee under circumstances of regular employment between the Company and Employee when there is no threat of Change in Control and/or none has occurred, as opposed to circumstances under which a Change in Control is rumored, threatened, occurring or has occurred. For this reason, the Agreement deals with the regular employment of Employee under circumstances whereby no Change in Control is threatened, occurring or has occurred ("Regular Employment") and it deals with circumstances whereby a Change in Control is threatened, occurring or has occurred. The Agreement deals with matters impacting both Regular Employment and employment following a Change in Control, including non-competition and confidentiality; and

                  WHEREAS, Employee is willing to enter into and carry out the non-competition and confidentiality obligations and covenants set forth herein in consideration of the Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, Employee and the Company (together the "Parties") agree as follows:

I.       PRIOR AGREEMENTS/CONTRACTS

         1.01 PRIOR AGREEMENTS. Employee represents and warrants to the Company that (i) he has no continuing non-competition agreements with any prior employers that have not been disclosed in writing to the Company and (ii) neither the execution of the Agreement by Employee or the performance by Employee of his obligations under the Agreement will result in a violation or breach of, or constitute a default under the provisions of any contract, agreement or other instrument to which Employee is or was a party.

II.      DEFINITION OF TERMS

         2.01 COMPANY. Company means Pride International, Inc., a Delaware corporation, as the same presently exists, as well as any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

         2.02 EMPLOYMENT DATE. The Employee's initial date of active employment, which shall be December 3, 2003 (the "Employment Date").

         2.03 CHANGE IN CONTROL. The term "Change in Control" of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:

                  a. there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

                  b. any "person" (as such term is used in Sections 12(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

                  c. the individuals who were members of the Board of Directors of the Company (the "Board") immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election;

                  d. the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

                  e. the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

         2.04 TERMINATION. The term "Termination" shall mean termination of the employment of Employee with the Company (including death and disability (as described below)) for any reason other than cause (as described below) or voluntary resignation (as described below). Termination includes "Constructive Termination" as described below. Termination includes termination at the end of any "Employment Period" (as hereinafter defined) due to non-renewal or failure to extend this Agreement for any reason except for cause.

                  a. The term "disability" means physical or mental incapacity qualifying Employee for a long-term disability under the Company's long-term disability plan. If no such plan exists on the Employment Date, the term "disability" means physical or mental incapacity as determined by a doctor jointly selected by Employee and the Board of Directors of the Company qualifying Employee for long-term disability under reasonable employment standards.

                  b. The term "cause" means: (i) the willful and continued failure of Employee substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties, (ii) willful misconduct materially and demonstrably injurious to the Company, or (iii) material violation of the covenant not to compete (except after termination after Change in Control as discussed herein). No act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Employee to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by Employee. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board of Directors of the Company at a meeting of the Board of Directors called and held (after reasonable notice to Employee and an opportunity for Employee and his counsel to be heard before the Board) for the purpose of considering whether Employee has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board of Directors Employee has been guilty thereof and specifying the particulars thereof.

                  c. The term "Constructive Termination" means any circumstance by which the actions of the Company either reduce or change Employee's title, position, duties, responsibilities or authority to such an extent or in such a manner as to relegate Employee to a position not substantially similar to that which he held prior to such reduction or change and which would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company; and includes a violation by the Company of the employment provisions and conditions of this Agreement.

                  d. The resignation of Employee shall be deemed "voluntary" if it is for any reason other than one or more of the following:

                           (i) Employee's resignation or retirement is requested by the Company other than for cause;

                           (ii) Any significant adverse change in the nature or scope of Employee's position, authorities or duties from those described in this Agreement;

                           (iii)    Any reduction in Employee's total
                                    compensation or benefits from that provided in the Compensation and Benefits Section hereof;

                           (iv) The material breach by the Company of any other provision of this Agreement;

                           (v) Any requirement of the Company that Employee relocate more than 50 miles from downtown Houston, Texas;

                           (vi) Any action by the Company which would constitute Constructive Termination; or

                           (vii) Non-renewal or failure to extend any employment term, contrary to the wishes of Employee.

         Termination that entitles Employee to the payments and benefits provided in Section 3.05 or 4.02 hereof shall not be deemed or treated by the Company as the termination of Employee's employment or the forfeiture of his participation, award, or eligibility, for the purpose of any plan, practice or agreement of the Company referred to in the Compensation and Benefits Section hereof, if, and to the extent that, such benefits are provided under Section 3.05 or 4.02 hereof.

         2.05 CUSTOMER. The term "Customer" includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

III.     EMPLOYMENT

         3.01 EMPLOYMENT. As of the Employment Date, Employee shall become an employee of the Company in an advisory capacity, but shall not serve as an officer or perform similar policy-making functions for the Company until December 16, 2003. Effective as of December 16, 2003, Employee will assume the position of Executive Vice President and Chief Financial Officer of the Company. Employee will report to the Company's Chief Executive Officer. Except as otherwise provided in the Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, for the Employment Period (as defined below). From December 16, 2003 through the remaining Employment Period, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position and authority of Executive Vice President and Chief Financial Officer of the Company.

         3.02 BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES AND OFFICE AND OTHER SERVICES.

                  a. Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Said duties shall be rendered at Houston, Texas, and such other place or places within or without the State of Texas as the Company and Employee shall agree.

                  b. The parties acknowledge that prior to December 16, 2003, Employee will be winding down his duties at his previous employer. From and after December 16, 2003, Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered "full time" employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to
                           (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and
                           (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee's responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of the Non-Competition Section of this Agreement.

                  c. Employee acknowledges and agrees that Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company's business and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

                  d. Employee shall not intentionally take any action which he knows would not comply with United States laws applicable to Employee's actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the "FCPA"), as the FCPA may hereafter be amended, and/or its successor statutes.

                  e. During the employment relationship and after the employment relationship terminates, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. The Company and its affiliates, officers and directors agree to refrain from any disparaging comments about Employee; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers and directors to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers and directors will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

                  f. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time.

                  g. During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee's position and adequate for the performance of Employee's duties hereunder.

         3.03 TERM OF EMPLOYMENT. Employee's Regular Employment will commence on the Employment Date and will be a for a term of two (2) years ending at 12:00 o'clock midnight on the second anniversary of the Employment Date (the "Employment Period"); thereafter, the Employment Period will be automatically extended for successive terms of one (1) year commencing on each anniversary of the Employment Date, unless the Company or Employee gives written notice to the other that employment will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given.

         3.04 COMPENSATION AND BENEFITS. During the Employment Period Employee shall receive the following compensation and benefits:

                  a. Employee will receive an annual base salary of not less than $390,000.00, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular executive compensation practices (the "Annual Base Salary"). The Annual Base Salary will be reviewed at least annually, but in no event earlier than December 2004.

                  b. Employee will be eligible to participate on a reasonable basis in annual bonus (as more fully described below), stock option and other incentive compensation plans which provide opportunities to receive compensation in addition to his Annual Base Salary which are at least equal to the opportunities provided by the Company for executives with comparable duties. Employee will be eligible to participate in the Company's annual incentive plan at a maximum bonus award level of no less than 100% of Annual Base Salary; provided however, that for the 2004 fiscal year the actual bonus payable to Employee shall be no less than 75% of Annual Base Salary.

                  c. Employee will be entitled to receive and participate in employee benefits (including, but not limited to, medical, life, health, accident and disability insurance and disability benefits) and perquisites which are at least equal to those provided by the Company to executives with comparable duties

                  d. Employee will receive paid vacation days each year to the same extent as provided to executives with comparable duties; provided, however, Employee will have no fewer than twenty (20) paid vacation days each year.

                  e. Employee shall receive a lump-sum cash sign-on bonus in the amount of $200,000, payable within the first fifteen (15) days of January, 2004. In the event Employee shall cease employment due to voluntary resignation (other than Constructive Termination) or for cause during the initial two-year Employment Period, Employee agrees to repay to the Company $100,000 immediately upon such cessation of employment. The Company shall have the right to apply any compensation payable to Employee on or following the date of cessation of employment toward the satisfaction of this obligation, and Employee consents to such right of set-off.

                  f. Employee shall receive a monthly automobile allowance in an amount not less than $750.

                  g. Effective as of the Employment Date, Employee shall receive an award of a non-qualified option to acquire up to 300,000 shares of common stock of Pride International, Inc. ("Common Stock"), pursuant to the terms of the 1998 Long Term Incentive Plan (the "LTIP"). The option award shall become exercisable in accordance with the following schedule:

Date of Initial Exercisability
  Following Employment Date                            Number of Shares
  -------------------------                            ----------------
        6 Months                                            60,000
        12 Months                                           60,000
        18 Months                                           60,000
        24 Months                                           60,000
        30 Months                                           60,000
                  TOTAL                                    300,000

                           The exercise price will be the closing share price on the Employment Date. The option will have a 10-year term, subject to earlier expiration in the event of termination of employment in accordance with the Company's customary option award terms (attached as Exhibit A hereto). The Company hereby acknowledges
                           (i) that the stock options granted and to be granted pursuant to this Section 3.04g and Section 3.04h are intended to induce Employee to enter into employment with the Company and to replace stock options granted by his prior employer which he will forfeit, and (ii) that the stock options granted and to be granted pursuant to this Section 3.04g and Section 3.04h are not intended to reduce the stock options, if any, which may otherwise be granted by the Company to Employee by reason of Employee's employment hereunder.

                  h. Effective as of January 2, 2004, Employee shall be awarded a non-qualified option pursuant to the LTIP to acquire up to 150,000 shares of Common Stock. The exercise price will be the closing share price on the date of grant. The option will have a 10-year term, subject to earlier expiration in the event of termination of employment in accordance with the Company's customary option award terms (attached as Exhibit B hereto). The option will become exercisable in three installments, with 50,000 shares exercisable on the date of grant, and 50,000 shares becoming exercisable on each of the first and second anniversaries of the date of grant.

                  i. Employee shall be entitled to participate in the Company's Supplemental Executive Retirement Plan (the "SERP") subject to the vesting schedule set forth below. Employee shall be eligible to accrue an annual benefit, payable in accordance with the terms of the SERP, for a period of up to ten (10) years following his retirement. The benefit shall be equal to 40% of Annual Base Salary at the time of retirement or such other benefit under the SERP as shall be provided to employees of comparable status, subject to any conditions for payment of benefit under the terms of the SERP and subject to the vesting schedule set forth below. Benefits payable under the SERP will become vested, subject to Employee's continued employment, in accordance with the schedule set forth below:

                             Cumulative             Annual Base Salary
  Date                     Amount Vested            Payout Percentage
  ----                     -------------            -----------------
12/31/04                        -0-                        -0-
12/31/05                        -0-                        -0-
12/31/06                        -0-                        -0-
12/31/07                        20%                         8%
12/31/08                        40%                        16%
12/31/09                        60%                        24%
12/31/10                        80%                        32%
12/31/11                       100%                        40%

                           In the event of Employee's Termination at any time after the Employment Date or in the event of Employee's termination following a Change in Control under circumstances entitling him to benefits under
                           Section 4.02, the benefits payable under the SERP will be fully vested. In addition, upon a Change in Control the benefits payable under the SERP will be fully vested to the extent provided under the terms of the SERP as in effect from time to time. In the event of Employee's separation from employment, for any reason other than Termination, prior to December 31, 2011 (other than a termination resulting in full vesting pursuant to the preceding two sentences), the portion of the SERP payout percentage which has not become vested will be forfeited. Employee shall be deemed to have attained his "Early Retirement Age" for purposes of the SERP in the event of his cessation of employment, for any reason other than Termination, following attainment of any vested benefit under the schedule above or in the event of his cessation of employment which results in attainment of full vesting under the provisions of this Section 3.04i. Employee's benefits under the SERP shall not be reduced by reason of the fact that his years of service may be fewer than otherwise required under the terms of the SERP for the full benefit.

                  j. Employee will participate, or if dependent on Employee's election, will be eligible to participate in all other executive incentive stock and benefit plans approved by the Company.

         3.05 TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee's employment at any time during the Employment Period (including any extended term). Should the Company choose not to renew or extend the Employment Period of the Agreement or choose to terminate Employee during, or at the end of, the Employment Period, or in the event of death or disability of Employee, if the termination is not after a Change in Control and is not for cause, the Company shall, within thirty (30) days following such termination, pay or provide to Employee (or his Executor, Administrator or Estate in the event of death, as soon as reasonably practical):

                  a. An amount equal to two (2) full years of his base salary, which base salary is here defined as twelve
                           (12) times the then current monthly salary in effect for Employee and all other benefits due him based upon the salary in effect on the date of Termination (but not less than the highest annual base salary paid to Employee during any of the three (3) years immediately preceding his date of Termination). There shall be deducted only such amounts as may be required by law to be withheld for taxes and other applicable deductions.

                  b. The Company shall provide to Employee for a period of two (2) full years following the date of his Termination, life, health, accident and disability insurance coverages which are not less than the highest benefits furnished to Employee during the term of this Agreement.

                  c. An amount equal to two times the target award for Employee under the Company's annual bonus plan for the fiscal year in which Termination occurs; provided, however, that (i) if Employee has deferred his award for such year under a Company plan, the payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral or as specified by Employee and (ii) if the Company has not specified a target award for such year, the amount will be equal to two times fifty percent (50%) of the maximum percentage of Employee's Annual Base Salary Employee may be entitled to under the Company's annual bonus plan in such year.

                  d. The Company will pay, distribute and otherwise provide to Employee the amount and value of his entire plan account and interest under any retirement plan, employee benefit plan, investment plan or stock ownership plan, if any exists on the date of his Termination, and all employer contributions made or payable to any such plan for his account prior to the end of the month in which his termination occurs shall be deemed vested and payable to him; provided, however, that in the event any such employer contributions are prohibited from being deemed vested and payable for any reason (other than due to a lack of Employee's consent), the total amount of such employer contributions shall be paid to Employee in a lump sum outside of any such plan. Such payment or distribution shall be made in accordance with the elections made by Employee with respect to distributions in accordance with the plan as if Employee's employment with the Company terminated at the end of the month in which Termination occurs. This Section 3.05 shall not be deemed to refer to the SERP, which is otherwise addressed in Section 3.04i.

                  e. All stock options and awards to which Employee is entitled will immediately vest and the time for exercising any option will be as specified in the applicable plan and award agreement as if Employee were still employed by the Company.

                  f. With respect to any qualified or non-qualified retirement pension plan that may be adopted by the Company after the Employment Date, if Employee elects to treat Termination as retirement then on the date of Termination, Employee shall be deemed to have retired from the Company. At that time, or at such later time as he may elect consistent with the terms of any such applicable plan or benefit, in order to receive benefits or avoid or minimize any applicable early pension reduction provisions, he shall be entitled to commence to receive the retirement benefits to which he is entitled under such plan(s). Employee may treat the termination as termination other than "retirement" if Employee so elects and may defer "retirement" to a later date if permitted by any applicable plan(s).

                  g. The "Compensation and Benefits" section hereof shall be applicable in determining the payments and benefits due Employee under this section and if Termination occurs after a reduction in all or part of Employee's total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this section shall be based upon his compensation and benefits before the reduction.

                  h. If any provision of this Section cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit or other plan or arrangement of the Company because Employee has ceased to be an actual employee of the Company, due to insufficient or reduced credited service based upon his actual employment by the Company or because the plan or arrangement has been terminated or amended after the Employment Date, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to the Employee, his dependents, beneficiaries and estate as if Employee's employment had not been terminated.

                  i. All life, health, hospitalization, medical and accident benefits available to Employee's spouse and dependents shall continue for the same term as Employee's benefits. If Employee dies, all benefits will be provided for a term of two (2) years (or three (3) years if after a Change in Control) after the date of death of Employee.

                  j. The Company's obligation under this Section to continue to pay or provide health care, life, accident and disability insurance to Employee, Employee's spouse and Employee's dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

                  k. The Company shall deduct applicable withholding taxes in performing its obligations under this Section.

         Nothing in this Section is intended, nor shall be deemed or interpreted, to be an amendment to any compensation, benefit or other plan of the Company. To the extent the Company's performance under this
         Section includes the performance of the Company's obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.

IV.      CHANGE IN CONTROL

         4.01 EXTENSION OF EMPLOYMENT PERIOD. Upon any Change in Control, the Employment Period shall be immediately and without further action extended for a term of three (3) years following the effective date of the Change in Control and will expire at 12 o'clock midnight on the last day of the month following three
                  (3) years after the Change in Control. Thereafter, the Employment Period will be extended for successive terms of one
                  (1) year each, unless terminated, all in the manner specified in Section 3.03.

         4.02 CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event Employee is terminated within three (3) years following a Change in Control, Employee will receive the payments and benefits specified in the "Termination Without Change in Control" Section at the same time and in the same manner therein specified except as amended and modified below:

                  a. The salary and benefits specified in Section 3.05a. will be paid based upon a multiple of three (3) years (instead of two (2) years).

                  b. Life, health, accident and disability insurance specified in Section 3.05b. will be provided until
                           (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) three (3) years after the date of Termination, whichever is earlier.

                  c. An amount equal to three (3) times the maximum award that Employee could receive under the Company's annual bonus plan for the fiscal year in which the termination occurs, instead of the benefits provided in Section 3.05c hereof.

                  d.       All other rights and benefits specified in Section
                           3.05.

         4.03 VOLUNTARY RESIGNATION UPON CHANGE IN CONTROL. If Employee voluntarily resigns his employment within twelve (12) months after a Change in Control (whether or not the Company may be alleging the right to terminate employment for cause), he will receive the same payments, compensation and benefits as if he had had a Termination on the date of resignation after Change in Control.

V.       NON COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION

         5.01 CONSIDERATION. Employee recognizes that in each of the highly competitive businesses in which the Company is engaged, the Company's trade secrets and other confidential information, along with personal contacts, are of primary importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company. Employee, therefore, agrees that in exchange for the provision of trade secrets and other confidential information, he will agree to the non-competition and confidentiality obligations and covenants outlined in this
                  Section V.

         5.02 NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during his employment with the Company on and after December 16, 2003 and for a period of two (2) years after he is no longer employed by the Company (unless his employment is terminated after a Change in Control, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

                  a. work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02(e) and
                           (ii) actually competes to a substantial extent with the Company; or

                  b. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within three (3) years preceding Employee's termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the three (3) years preceding such termination from whom the Company had solicited business during such three (3) years; or

                  c. solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company,
                           (ii) compete with the business of the Company, or
                           (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

                  d. employ, directly or indirectly, permit the employment of, contract for services or work to be performed by, or otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Employee with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier; provided however, Employee can seek written consent from the Company to hire an officer, director, employee or individual who has terminated employment with the Company, and Company consent will not be unreasonably withheld.

                  e. The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company's present offices, (ii) any of the Company's present rig yards and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, or definitive plans to locate an office or a rig yard. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

         5.03 CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company will, of necessity, provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee's duties as an employee of the Company, and Employee may not make use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company's business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company's business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in this Agreement shall prevent Employee from complying with applicable federal and/or state laws. Notwithstanding any of the foregoing, Employee will not be liable for any breach of these confidentiality provisions unless the same constitutes a material detriment to the Company, or due to the nature of the information divulged and the manner in which it was divulged and the person to whom it was divulged it would likely cause damage to the Company or constitute a material detriment to the Company.

         5.04 COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is agreed that:

                  a. the skills, experience and contacts of Employee are of a special, unique, unusual and extraordinary character which give them a peculiar value;

                  b. because of the business of the Company, the restrictions agreed to by Employee as to time and area contained in the Agreement are reasonable; and

                  c. the injury suffered by the Company by a violation of any obligation or covenant in the Agreement resulting from loss of profits created by (i) the competitive use of such skills, experience contacts and otherwise and/or (ii) the use or communication of any information deemed confidential herein will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in the Agreement, accordingly:

                           (i) the Company shall be entitled to injunctive relief to prevent violations thereof and prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

                           (ii) compliance with the Agreement is a condition precedent to the Company's obligation to make payments of any nature to Employee, subject to the other provisions hereof.

         5.05 TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee materially violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement, subject to the provision of Section 6.01 hereof. There will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof if the termination occurred after a Change in Control, and Employee will not be bound by the non-competition provisions if terminated after a Change in Control.

         5.06 REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

VI.      GENERAL

         6.01 ENFORCEMENT COSTS. The Company is aware that upon the occurrence of a Change in Control, or under other circumstances even when a Change in Control has not occurred, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under the Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have the Agreement declared unenforceable, or may take, or attempt to take other action to deny Employee the benefits intended under the Agreement; or actions may be taken to enforce the non-competition or confidentiality provisions of the Agreement. In these circumstances, the purpose of the Agreement could be frustrated. It is the intent of the parties that Employee not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under the Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to Employee hereunder nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Employment Date, it should appear to Employee that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under the Agreement for the reason that it regards the Agreement to be void or unenforceable, that Employee has violated the terms of the Agreement, or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so, or is withholding payments or benefits, or is threatening to withhold payments or benefits, contrary to the Agreement, or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits provided or intended to be provided to him hereunder, and Employee has acted in good faith to perform his obligations under the Agreement, the Company irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of the

                  Company to represent him in connection with the protection and enforcement of his rights hereunder including, without limitation, representation in connection with termination of his employment or withholding of benefits or payments contrary to the Agreement or with the initiation or defense of any litigation or any other legal action, whether by or against Employee or the Company or any Director, Officer, stockholder or other person affiliated with the Company, in any jurisdiction. Company is not authorized to withhold the periodic payments of attorney's fees and expenses hereunder based upon any belief or assertion by the Company that Employee has not acted in good faith or has violated the Agreement. If Company subsequently establishes that Employee was not acting in good faith and has violated the Agreement, Employee will be liable to the Company for reimbursement of amounts paid due to Employee's actions not based on good faith and in violation of the Agreement. The reasonable fees and expenses of counsel selected from time to time by Employee hereinabove provided shall be paid or reimbursed to Employee by the Company, on a regular, periodic basis within thirty
                  (30) days after presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $250,000.00.

         6.02 INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under this Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the "golden parachute" or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. If any additional income tax, excise or other taxes are imposed on any amount or payment in the nature of compensation paid or provided to or on behalf of Employee, the Company shall "gross-up" Employee for such tax liability by paying to Employee an amount sufficient so that after payment of all such taxes so imposed, Employee's position on an after-tax basis is what it would have been had no such additional taxes been imposed. Employee will cooperate with the Company to minimize the tax consequences to Employee and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Employee and do not prolong or delay the time that payments are to be made, or reduce the amount of payments to be made, unless Employee consents in writing to any delay or deferment of payment.

         6.03 PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is not after a Change in Control and is for cause, the Company will have the right to withhold all payments other than (i) what is accrued and owing under the terms of any employee benefit plan maintained by the Company, and (ii) those specified in Section 6.01; provided however, that if a final judgment is entered finding that cause did not exist for termination, the Company will pay all benefits to Employee to which he would have been entitled had Employee's termination not been for cause, plus interest on all amounts withheld from Employee at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for cause occurs after a Change in Control, the Company shall not have the right to suspend or withhold payments to Employee under any provision of the Agreement (including vested rights to the SERP benefit) until or unless a final judgment is entered upholding the Company's determination that the termination was for cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

         6.04 NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee's participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of Directors of the Company at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

         6.05 NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

         6.06 NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

         6.07 ENTIRE AGREEMENT; AMENDMENT. The Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

         6.08 SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the

                  Agreement. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee's death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and in the event Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parts.

         6.09 GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

         6.10 VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

         6.11 HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

         6.12 SEVERABILITY. In the event that any provision or portion of the Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect.

         6.13 PARTIAL INVALIDITY. In the event that any part, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

         6.14 COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

         6.15 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of the Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.

                  EXECUTED in multiple originals and/or counterparts, effective as of December 3, 2003.

                                     /s/ Louis A. Raspino
                                     ------------------------------------
                                     Louis A. Raspino

ATTEST:                             PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser               By:     /s/ Paul A. Bragg
---------------------                      -------------------------------
W. Gregory Looser                          Paul A. Bragg
Assistant Secretary                        President and Chief Executive Officer